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                                                                    EXHIBIT 99.1


Press Release
-For Immediate Release-

                        SECURITY CAPITAL PACIFIC TRUST
                                   Announces
         Board Approval of Proposal to Become Internally Managed REIT


     March 24, 1997 -- Security Capital Pacific Trust (New York Stock Exchange
Symbol: PTR) today announced that its Board of Trustees has unanimously approved an agreement with Security Capital Group Incorporated to exchange Security Capital Group's REIT management and property management companies for $75.8 million of PTR common stock. As a result of the transaction, PTR will become an internally managed real estate investment trust (REIT) with Security Capital Group continuing as its largest shareholder. Personnel employed by the REIT management and property management companies will become employees of PTR. Based on PTR's 1997 forecast, the transaction will be immediately accretive to PTR's per share Funds for Operations (FFO).

     PTR Managing Director R. Scot Sellers said PTR's management believes the proposed transaction will result in several important benefits for PTR and its shareholders. "We believe the transaction's positive impact on long-term growth in FFO will be significant. As PTR continues to deploy capital, PTR shareholders will receive the incremental benefit of economies of scale. In addition, the transaction will position PTR to pursue possible acquisitions during a period of significant REIT consolidation." Mr. Sellers added that PTR's management believes the market will view an internally managed structure more favorably, which over time is expected to enhance shareholder value.

     Under the terms of the agreement, PTR will issue $75.8 million of PTR common stock to Security Capital Group in exchange for Security Capital Group's REIT management and property management companies and operating systems. The price per PTR common share issued as part of the transaction will be based on the average closing price of PTR's common shares reported by the New York Stock Exchange for the five-day period prior to the PTR shareholder record date for voting on the transaction. PTR and Security Capital Group have agreed that the number of shares issued to Security Capital Group will not exceed a maximum of approximately 3.5 million shares (equivalent to $21.64 per share) or fall below a minimum of approximately 2.8 million shares (equivalent to $27.12 per share).

     PTR will also conduct a concurrent rights offering during the time proxies are solicited from PTR shareholders to allow existing shareholders to maintain their relative ownership interests in PTR. Holders of PTR common shares will have the right to purchase $135 million of PTR common stock at the same price paid by Security Capital Group. However, if the market price when the rights offering commences is less than $21.64 per share, the offering will be conducted at the lower price. The rights offering will be subject to a maximum price of $27.12 per share.
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     As part of the transaction, Security Capital Group will issue warrants to acquire $102 million of Security Capital Group Class B common stock to PTR common and convertible preferred shareholders. The warrants are expected to be publicly traded, will have a term of 12 months and will have an exercise price equal to the Class B trading price at the record date established for the warrant distribution. The issuance of the Security Capital Group warrants will occur within 60 days after the closing of the proposed transaction. Security Capital Group expects to file a registration statement with the Securities and Exchange Commission (SEC) covering the Class B shares within the next several weeks and to conduct an initial public offering of its Class B shares in the third quarter of 1997.

     In January, PTR's Board of Trustees formed a special committee of independent trustees to review the proposed transaction. The special committee retained its own counsel and engaged the investment banking firm of Robertson Stephens & Company to advise the committee on the fairness of the transaction to PTR and its shareholders other than Security Capital Group. Following receipt of the fairness opinion, the special committee unanimously recommended that the proposed transaction be approved by the full board. The transaction is subject to approval by holders of two-thirds of PTR's outstanding common shares, receipt of favorable tax opinions and customary closing conditions. The closing of the rights offering and the warrant distribution will be subject to the closing of the agreement between PTR and Security Capital Group. PTR and Security Capital Group will file a combined registration statement and proxy statement relating to the proposed transaction with the SEC. Any securities issued in connection with the rights offering and the warrant distribution will be offered only by means of a prospectus. Management expects a shareholder vote to occur in the third quarter of 1997, and if approved, the transaction and the rights offering are expected to be concluded during the third quarter of 1997.

     The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which PTR operates, management's beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

     PTR is focused on becoming the preeminent real estate operating company for the development, acquisition, operation and long-term ownership of multifamily properties in the growing markets of the western United States. PTR's primary objective is generating long-term, sustainable growth in per share cash flow.
As of February 28, 1997, PTR's portfolio of garden-style multifamily communities included 42,556 operating units, 5,671 units under construction and an estimated 6,232 units in planning. In addition, PTR owns land for future development of an expected 4,492 additional units.

FOR MORE INFORMATION, CONTACT:   K. Scott Canon
                                 (800) 982-9293
                                       or
                                 Gerard de Gunzburg
                                 (212) 838-9292